EXHIBIT 5.1

October 25, 2013

One World Holdings, Inc.
418 Bridge Crest Boulevard
Houston, TX 77082

Ladies and Gentlemen:

I am outside counsel for One World Holdings, Inc., a Nevada corporation (the “Company”), and have acted in such capacity in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about October 26, 2013, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 30,000,000 shares of common stock, $0.0025 par value per share, of the Company (the “Shares”); said Shares are issuable under the One World Holdings, Inc. 2013 Stock Compensation Plan (the “Plan”).   In such capacity, I have examined the Articles of Incorporation and the Bylaws of the Company, each as amended to date, the Plan, certain corporate records of the Company, and such other documents of the Company and matters of law as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

I have assumed that (i) all information contained in the above mentioned documents I have reviewed is true, correct and complete; (ii) all signatures on all documents were genuine; (iii) all documents I reviewed were originals that were true and complete, or if copies of originals, such copies were true and complete copies of the originals thereof; and (iv) all persons executing and delivering said documents were competent to execute and deliver such documents.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I advise you that, in my opinion, (i) when issued by the Company in accordance with the provisions of the Plan following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof as provided in and in accordance with the Plan, the Shares will have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Plan and related award agreements thereunder, will be validly issued, fully paid and non-assessable.

The opinion set forth in clause (i) of the preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions or doctrines of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles or considerations are considered in a proceeding at law or in equity.

The opinion expressed above is limited to the Nevada Revised Statutes Section 78 and the federal laws of the United States of America. I am not admitted to the practice of law in the State of Nevada.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ David S. Hunt
David S. Hunt
Outside Legal Counsel